Exhibit 99.2

MEMRY CORPORATION	Transcript
May 10, 2007

Memry Corporation

Third Quarter Earnings Conference Call, Fiscal Year 2007

May 10, 2007

11:00 a.m. ET

Participants:

Robert Belcher, CEO

Richard Sowerby, CFO

Dean Tulumaris, President and COO

Philippe Poncet, VP of Business Development

Robert Belcher, CEO: Good morning. Welcome to our third fiscal quarter 2007 earnings conference call. This is Bob Belcher, chief executive officer of Memry Corp. I am joined this morning by Dean Tulumaris, president and chief operating officer, Rick Sowerby, Memry’s Chief Financial Officer, and Philippe Poncet, our Vice President of Business Development.

Before we begin, I need to inform you that this morning’s discussion contains forward looking statements that involve known and unknown risks, uncertainties, or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time, so that others have a chance to ask questions. For any reporters who may be on the call, we would ask that you refrain from addressing questions to us during the call.

For the third fiscal quarter ended March 31, 2007, Memry reported revenues of $12,212,000, compared to $13,993,000 in the comparable quarter a year earlier. We had a net loss of $460,000, or $0.02 per diluted share in the third fiscal quarter, compared with net income of $1,521,000, or $0.05 per diluted share in the same period last year.

For the first nine months of fiscal year 2007, revenues were $38,548,000, compared with $39,309,000 in the first nine months of fiscal year 2006. Net income for the first nine months of fiscal 2007 was $275,000 or $0.01 per diluted share, compared with $1,786,000 or $0.06 per diluted share in the first nine months of fiscal 2006. Last year’s result included separation charges of $1,130,000.

For the quarter, gross profit was $3.55 million compared with $5.88 million a year earlier. This reflected lower gross profits for both our Nitinol and polymer operations. Revenue from Nitinol products was $9.0 million, and although this is down about 9% from a year earlier, it is up sequentially from second quarter. The lower gross profits were primarily the result of price reductions that had been pre-determined in our contracts for certain products, combined with unit volume decreases in older generation stent components. In addition, we experienced anticipated reductions in shipments of superelastic nitinol tube, nitinol tube-based stent components and endocatch products. However, increased revenue from prototype development, research and development activities and a new product launch by one of Memry’s customers partially offset the decrease.

Looking forward, we expect overall nitinol revenues for the remainder of fiscal 2007 to experience some decline from their revenues in fiscal 2006 due to customer supply chain changes and continued pricing pressure. We do expect revenue contributions from prototyping development and new product introductions to help mitigate this decline over the same period. These important initiatives will help us resume growth in the nitinol segment by the end of the calendar year.

Revenues from the polymer segment declined during the quarter by 21% to $3.3 million from $4.1 million a year ago, due primarily to decreased shipments of extruded products to several customers. The amount of this reduction was not anticipated. One customer in particular, upon discovering excess inventory, significantly reduced its requirements from a year ago. A slow recovery is anticipated, but shipments will not reach the levels of last year. Another customer experienced financial difficulties while in another situation there is a slowdown due to product redesign. Despite the decline in segment revenues in the quarter, we remain optimistic that the polymer segment offers attractive growth opportunities and believe the investments we are making will assist us in avoiding order declines similar to what we experienced this quarter. In addition, we know that several of the specific customer issues that caused us such difficulties in the second quarter will begin to improve as we move forward.

While the Polymer Products Segment’s gross margin continues to be higher than the gross margin of the Nitinol Products Segment, the Polymer Products Segment’s gross margin also was lower in the third quarter of fiscal 2007 as compared to the prior year period. It decreased to 27.8% of revenues in the third quarter of fiscal 2007 from 43.8% in the third quarter of fiscal 2006, primarily as a result of the 21% decline in revenue in some higher margin products referenced earlier. We also have higher production costs because we have invested in new people and equipment to take advantage of the opportunities we see available in this segment.

Operating expenses, including research and development costs, general, selling and administration expenses and amortization of intangible assets increased $741,000, or 22%, to $4,108,000 in the third quarter of fiscal 2007, compared to $3,367,000 in the third quarter of fiscal 2006. The increase in operating expenses in the third quarter of fiscal 2007 primarily was due to increased administrative costs related to litigation expenses and professional fees for legal and accounting services which increases were partially offset by decreased research and development costs. The Company expects the increased level of legal and accounting expenses to continue throughout fiscal 2007. The increased accounting expenses are related to higher audit fees and the Company preparing for the implementation of Sarbanes-Oxley Section 404 compliance requirements. Offsetting a portion of these increased operating expenses was a decrease in the incentive compensation expense in the three months ended March 31, 2007 as compared to the same period in the prior year. The decreased research and development costs resulted from the Company continuing to have its engineering department work on projects billed to customers as sales with the related costs being included in cost of revenues. Total operating expenses as a percentage of revenues increased from 24.1% in the third quarter of fiscal 2006 to 33.6% in the third quarter of fiscal 2007.

Memry continued to generate positive cash flows this quarter, despite a net loss for the quarter. Net cash provided by operations was $3,905,000 for the nine months ended March 31, 2007, an increase of $553,000 from $3,352,000 provided during the nine months ended March 31, 2006. This increase was due principally to a $1,531,000 decrease in accounts receivable for the nine months ended March 31, 2007 as compared to a $2,436,000 increase in the same period during the prior year. The decrease in accounts receivable was due to lower revenues in the third quarter of fiscal 2007 as compared to the prior year period and an increased concentration on accounts receivable management and cash collections during the nine months ended March 31, 2007. Days Sale Outstanding improved from 54.4 days in June 2006 to 49.2 days in March 2007- a 5.2 day improvement. The benefits of the reduced accounts receivables was partially offset by the decrease in net income of $1,511,000 to $275,000 for the nine months ended March 31, 2007 from $1,786,000 for the nine months ended March 31, 2006.

We improved our balance sheet with the retirement of debt. In March, we prepaid the entire $1,569,000 principal balance outstanding on our term loan facility. On April 26, 2007, the Company prepaid the outstanding balance on the Subordinated Loan. The amount prepaid was $5,154,000. In connection with the prepayment of the Subordinated Loan, the Company will record a loss on the extinguishment of debt of $171,000 in the fourth quarter of fiscal 2007. This loss represents the write-off of $126,000 of unamortized deferred financing costs and a cash prepayment penalty of $45,000. We estimate this will save the company $50,000 per month in net interest expense. Net debt which is total debt, less cash, was $0 as of March 31, 2007 a reduction from $3,026,000 at June 30, 2006.

Adjusted EBITDA as a percentage of revenue dropped to 9.8% from 23.4% in fiscal third quarter of 2006. The adjusted EBITDA performance indicates our sensitivity to short term sales volume in both our highly engineered Nitinol products segment and Polymer segment.

The news this quarter is disappointing. As you know, we had been anticipating a weakening in our nitinol business. The decline in the polymer business occurring simultaneously has been painful.

Talking a little more about the polymer side. As noted earlier, we are continuing to make investments at Putnam for future growth. We have been studying this market segment the last several years and we believe there is business available if we expand our scope of secondary operations. Adding these capabilities will enable us to provide a more complete catheter assembly to our customers. We will be featuring several of these new capabilities at the MDM show in New York in a few weeks.

We also continue to have an active business development activity. We are looking for an acquisition that fits our specifications for providing complementary high value-added technologies and services within the minimally invasive and catheter-based market segments. We have expanded our search beyond private companies and we are now soliciting investment banking and private equity firms to help us identify promising acquisition candidates. We have talked with many firms and will continue to do so, but we are being very cautious to make sure that any transaction we make will add long term significant value to the corporation.

So let me summarize our outlook for Memry. In the near term we expect overall nitinol revenues for the remainder of fiscal 2007 to experience some decline from their revenues in fiscal 2006 due to customer supply chain changes and continued pricing pressure. We expect overall polymer revenue for the remainder of this calendar year to experience some decline from comparable periods of the previous year due primarily to customer inventory adjustments, although we expect the polymer revenue in the fourth quarter to improve over the third quarter level. We expect both businesses to be much improved by the end of this calendar year.

We are working hard to build our company. The work that we have before us is not easy, but we have technologies, processes and talented people dedicated to help create the highly technical products for our medical device customers that ultimately make a difference in patients’ lives.

Now we will be pleased to take your questions.

<Q>: Good morning. We are on the bad side of a lot of trends here. Prices are declining. Costs are going up. I’m not sure why you have legal costs. Maybe that is my first question. And I have a second question.

Robert Belcher, CEO: Okay. Well, as to the first question, our legal costs are almost entirely related to ongoing litigation with a firm called Kentucky Oil. It’s described in some detail in our 10-K and our quarterly filings and we’ll have an update on the status of the litigation in our quarterly filings that will be coming out in a few weeks. Since it is an active litigation I really could not comment in any more detail about it. We’re actively defending the case. We believe we have a strong position and I think after you review the material in the 10-Q if you want to, then give us a call. I think it would be easier than trying to cover it all now. At this point there’s a whole lot of processes involved as with any litigation.

<Q>: Okay. Thank you. I’ll do that. I’m confused about what you’re doing, though, because you’re repaying your debt, but yet you say you are looking for acquisitions. That seems to be contradictory.

Robert Belcher, CEO: Well, the debt that we repaid had a coupon rate of 16.5 to 17.5% depending on our profit before tax. So it was very much to our advantage to prepay this debt. Most of that was subordinated debt and if we need subordinated debt, Rick’s done a lot of work in the capital markets. If we need to access that we feel quite confident that we could achieve a better rate. Rick, do you want to add to that?

Richard Sowerby, CFO: Let me add. I have been in negotiations and discussions with financial institutions including second lien institutions and with the strength of our current balance sheet I see no problem in securing the financing we would need to finance an acquisition. And it will be below the 16.5% rate that we incurred on the subordinated debt that we retired.

<Q>: Great. I presume that you’re open to being acquired, also, as well as acquiring?

Robert Belcher, CEO: We’re a public company and so we have to always consider any opportunities available to increase shareholder value.

<Q>: Hi, everybody. I have two questions also. The first regarding the acquisition strategy. It sounds as if you have become much more aggressive in looking for possible acquisitions. Can you give us a little more color on that? What do you think the time table might be as far as more information? What size acquisition, how big would you be willing to go? How would you pay for the acquisition? Would that most likely be with debt as opposed to perhaps issuing equity?

Robert Belcher, CEO: I’ll let Philippe Poncet, our Vice President of Business Development answer part of that and then I’ll follow up.

Philippe Poncet, VP Business Development: Good morning. We have changed our approach, we are still investigating internally a couple of privately held companies. What we are doing now is expanding our activity using a two-pronged approach, and soliciting investment banking firms and private equity firms to help us identify more M&A opportunities, including public companies and corporate “orphans.” So yes, we are more aggressive. Keep in mind that our criteria for acquisitions has not changed. We’re still looking for the same type of companies to add to our portfolio. The objective is hopefully to be able to complete at least one acquisition during fiscal year 2008.

Robert Belcher, CEO: As far as how we pay for it, we would almost certainly use as much debt as we could safely use for the company, and if we had to secure other types of financing we’d look at that as well. I should note that to date we probably had discussions with over 40 firms and I think of those 40 firms, 38 of them were healthy, cash-generating, profitable companies themselves. So we’re not looking at necessarily embryonic start-ups. We’re looking at operating companies that have their own assets, their own cash generating capability. And added to ours, we think we can finance the thing in a fairly straightforward manner. The challenge is finding the right fit, the right culture and somebody that’s ready to do a deal.

<Q>: Okay. And when you say as much debt as the company could safely take on — Can you give us an idea of what that might mean? What sort of debt to cap ratio you’d be willing to accept?

Robert Belcher, CEO: I’ll let Rick speak to that.

Richard Sowerby, CFO: Obviously there are many variables to look at, but I would primarily be focused on the coverage, EBITDA to debt service to ensure that we have the flexibility to grow the business. As Philippe Poncet said, our criteria hasn’t changed. We’re not going to be looking for a turnaround company. They will be a positive cash generator. So the modeling that we would do would ensure that we have the flexibility to cover the principle and interest requirements of whatever facility we put in place and provide flexibility for growth.

Robert Belcher, CEO: Rick’s the CFO. And I was CFO for years so we’re pretty conservative on that dimension. We wouldn’t want to lever the company in too excessive of a manner.

<Q>: Okay. Great. And then my other question is just thinking about Fiscal ’08 when it sounds like you do expect revenue growth to resume in both segments. Is that correct? Can you give us a little color on what your expectations are in terms of revenue growth? And also margins next year?

Robert Belcher, CEO: I’ll speak to that a little bit. We see the company’s revenue growth resuming at the end of this calendar year. That doesn’t mean things won’t change between now and then. For instance, on the polymer side of the business, we think the quarters that we just experienced will be our low point. So as we look forward, our fiscal year, as you know, begins July 1st, we see a much stronger second half of the fiscal year than the first half.

Keep in mind that when we make that forecast, or prediction, certainly on the metal side of our business we’re able to look at some specific products and projects that Dean has been talking about now for sometime and we’ve consistently said that that’s the timeframe we think they start coming into commercial production in a larger way. As far as margins. Pretty much margins follow revenue in Memry because certainly much of our business is a high fixed cost facility and equipment basis. So as we’re able to grow revenue, margins usually follow. It’s also true, as we noted earlier, on certain mature product lines. As those product lines come up for contract review every two, three, or four years, to hold on to that business we often negotiate price reductions. So on those businesses we’re going to experience what we call predetermined scheduled price reductions. We offset that in two ways. One, we have an aggressive program to reduce cost in those business areas and those products. And Dean’s done a good job. We’ve automated and we’ve increased efficiencies. And the other hand, those products that are in our pipeline which are new and often more complex products should carry more healthy margins.

<Q>: Okay. Great. Thank you very much.

Robert Belcher, CEO: Thank you.

<Q>: Is there anything unique about your product that separates it from the competition making Memry an attractive takeover candidate?

Robert Belcher, CEO: Well, we’re one of a handful of companies that do what we do. We have two materials at the moment, two materials capabilities, a Nitinol shape memory alloy segment and an extruded Polymer segment. There are, if you looked around, five or six or seven companies that probably have those kinds of capabilities. We are—particularly on the Nitinol side—much more fully integrated than much of our competition. What that means is that we actually take bar stock and process it into tube and wire and then we take the tube and wire and we process it into stents and graspers and valves with various sophisticated secondary processing operations. So I think that differentiates us on the Nitinol side.

On the Plastics side, the type of extrusions that Jim Dandeneau does up at Putnam are much more sophisticated by far than 95% of the other firms that do this. So I think we have an attractive set of capabilities. What other firms or entities might think about that is up to them, of course.

<Q>: Thank you.

Robert Belcher, CEO: Thank you.

<Q>: Good morning, gentlemen, calling from London. I’m a bit puzzled by this quarter. The question I’m putting to the management and to Mr. Poncet is what managerial evidence is there that there’s the acquisition know-how within your firm? And [indiscernible] the implementation know-how to mitigate the very big operational risks involved in an acquisition, especially the kind of acquisition you want to make? Can you elaborate on that?

Robert Belcher, CEO: Your line cut out a little bit. Could you try that for us one more time.

<Q>: Basically the question is — the real question is what is the depth of management’s skills in mitigating any implementation risk of a big acquisition?

Robert Belcher, CEO: Okay. A couple of us might answer that. That is a good question, actually. We’ve got a team with a fair amount of experience here. Our CFO’s got more than 20 years experience in multibillion-dollar companies and in system integration issues he’s got broad experience. He can help us try to fold those companies into our firm, if we’re successful in finding the right one. Financially, as we said earlier, we’re going to be cautious as far as overlevering Memry. Dean Tulumaris, who is our COO, has also been involved in much larger companies where he did several acquisitions. I also have a background in that.

I think your question is very germane. We would note also that we have not historically even pursued what you might think of as a “turnaround” situation. Every company we’ve looked at so far has been a solid, profitable, cash-generating company. So we haven’t found it necessary to go in there and try to fix something that’s drastically wrong. We’re looking basically to find some distinctive thing we can add to. Perhaps they don’t have a very large sales force or maybe we can help them with compliance and develop a new product together. That’s how we’re hoping to create value.

<Q>: I’m not sure I got the answer that satisfies me, but I’ll ask my second question. The second question is: you have $5.7 million of inventories. Of the inventories, do they need to be amortized and depreciated? I.e. are they going to translate into sales?

Dean Tulumaris, President and COO: Yes. This is Dean Tulumaris. The inventory that we have can be turned into sales. Our inventory went up this past quarter and a lot of that was attributed to the new product development that we have going on and the new product we have going through our pipeline in our factories at this point in time. But yes, they can be sold.

Robert Belcher, CEO: In the United States, when we put inventory on our books or report them publicly, the perception is that they have to be sellable. If they get to some place we think it is obsolete or we can’t sell it, we are required to write it off. Our belief is that the inventory we have on the books, some of which is raw materials, some is work in process, and some is finished goods, will eventually work its way through and be sold.

<Q>: Thank you very much. I suppose I’m not allowed another question.

Robert Belcher, CEO: No, go ahead.

<Q>: Again, how long does it take for you to actually have due diligence once you have targeted an acquisition?

Robert Belcher, CEO: In the broader definition of due diligence– just let me explain how we’ve done it here. Historically we’ve knocked on doors of firms we thought provided an interesting possibility for us. We have an investment bank that’s worked with us. We literally started with thousands of firms and we screened them down using the criteria of strategic fit, of profitability and geography, and out of that we’ve come up with a short list and we contact them and see if they’re at all interested in talking to us. To date they have all been private firms. So as you can imagine in that case many of them are not interested, but surprisingly to me I would say 85% of them have been willing to talk to us. And at that point when you enter a discussion is to determine— how serious are they going to be? Are they really interested in selling? Once we share – if we sign a confidentiality agreement- we share financial information, we get to know them better, try to understand the motivation of the owner and the management team. We look for cultural fit because in a small company all have to be thinking basically alike. That process can take anywhere from a week, because we decide it doesn’t make any sense for us, to sometimes talking actively for a year. Actively in the sense of a couple of times a month. That is a form of diligence. When you sign a letter of intent we would enter into a much more extensive due diligence as part of the closing. Rick, go ahead.

Richard Sowerby, CFO: Let me add a couple other points to that. First off, I’ve done multiple acquisitions successfully. And I think more importantly, I’ve been part of processes that made the difficult decision to walk away from acquisitions. So I believe I have a very firm and diligent process. I think the approach we would take depends on the target. Our primary focus has been an asset purchase, not a stock purchase, of a company. We don’t want to carry the baggage of the history- especially of private companies. The second part would be private versus public. If it’s a publicly traded company, perhaps an orphan, a division of a publicly traded company, we’re going to be a little more reliant on the audited financial statements. The risk comes in the form of a small, private company that has unaudited or reviewed financial statements. And again we focus on an asset purchase of selected assets of that division and/or of that company and let the baggage of the contingent liability issues stay with the seller. So we do mitigate the risk substantially in our approach.

<Q>: But you know exactly what sort of assets you want to buy, don’t you?

Richard Sowerby, CFO: That’s in our target, yes.

<Q>: And is that so difficult to extract from all the companies you’ve already screened or what?

Robert Belcher, CEO: Yes, it is. And the reason is that we’re looking for companies’ assets, which become companies that are going to offer some sort of technology or defensible position that we can maintain or grow margins on. We can maintain or grow the business. And regarding the segment we operate in, there are hundreds of companies that might make, as an example, catheters. But a straw is a catheter. But the type of catheter that we make at Putnam Plastics, which is this multi-lumen, multi-layer, very sophisticated difficult product to make, there are only a handful in the whole world that can make these. It’s trying to find the distinctive firm that’s going to bring something different and that we think we can create value with and that is a challenger, so we are being careful.

<Q>: Understood. It makes you a better target than actually yourself acquiring a company.

Robert Belcher, CEO: Better target as long as we have really good strong defensible technology. That is what we’re looking to add to our company.

<Q>: Yeah. So basically you are asking your investors to be patient for another year or so?

Robert Belcher, CEO: That is correct.

<Q>: Okay.

Robert Belcher, CEO: Thank you.

<Q>: Hi, guys. Actually I’ll change my question order and follow-up on what J.P. asked in a different manner. Help us understand the why in the balance between caution and aggressiveness in getting a transaction done. You bought Putnam, coming up on two-and-half or three years ago, and I know you looked at a lot of things. I think a fair question to ask is, are you being too cautious and conservative in letting opportunities go by as we balance the issues in our business? And, as investors, how do we get in some level of conservative and/or maybe push on management and the Board of Memry to be a little more focused? Maybe they have to be a little more aggressive and take a little more risk to get something done than has been done in the past. I think that would be very helpful to understand the insights in the view of management and the Board on that question.

Robert Belcher, CEO: Okay, let’s talk about that for a minute. First of all, I will note that there are major investors in Memry, because I’ve talked to them, that have a very different view. They actually are very nervous about acquisitions, and would like us to be less aggressive. Then we have people such as yourself, who think acquisitions are a really critical part of growth and like to see more of them.

I think back to the – I’ll use a round number- 40 companies we’ve actually met with in the last two and-a-half years. Of those 40 companies, Adam, we purchased one of them. We probably decided not to pursue another 15 to 20 or more than that. There were probably 5 of those companies that even though they were, after discussion, very interested in pursuing a transaction, but as we dug into the companies we weren’t interested. And that runs all the way- the financial performance was poor. Another very common issue that we run into several times is it’s a company that’s been built by a founder who is at a point in his career where he wants to step down, but there’s no management expertise behind he or she. So you know, we’d have to send somebody in there to run that business. If this is an area, as they often are, that we don’t know anything about, that is a little bit difficult. We’re not willing to do that. Another one has been price.

We’ve come close a couple of times and could not agree on price. But you are going to have to trust us on that. We make an offer that we think is consistent with the best interest of the shareholders. Another one is that these are companies that weren’t necessarily for sale even though the owner may enter into discussions with us and have discussions for some period of time, we’ve had a couple of cases that targets we liked said, “we are just not quite ready yet,” and “I really want to do this myself for another year or two.” I can think of three firms right off hand that we were very serious about and that was the answer. So it runs a gamut.

I don’t know that we would change our screening process. However, we are changing somewhat the type of company that we’re looking at in the sense that we’re trying to find companies that are being offered for sale more aggressively. They may be offered by investment bankers. They may be part of public companies that are being spun off a division. Of course the advantage you have there is that there’s not a question on whether there is an interest in there being transaction. There are disadvantages to that approach, too. But we have in effect opened that spigot and I would tell you that there’s definitely activity from that approach, even as we speak. So we’ll see what happens.

<Q>: Great. I mean, it is a judgment call, but I think the background is helpful. Other question. Can you elaborate on what you are seeing in the back half of this calendar year going into 2008 that leads you to the continued optimism about revenue and ultimately EBITDA growth in both the Nitinol and the Polymer side, because you’ve talked for a number of calls of a pipeline that you see in the back of the year. It would be very helpful to try to understand with whatever specificity that, understanding the competitive issues of what you can and can’t say, that you could give us more comfort as to what you are seeing, what’s coming and what you are doing to make sure it happens. Because that is a lot of what investors now are focused on and waiting to see.

Robert Belcher, CEO: Sure. Good question. I’m going to pass that question to Dean. I will say, beside competitive restraints, probably the largest constraint is the one put upon us by our customers, who uniformly don’t like us talking about their products. So, Dean, go ahead.

Dean Tulumaris, President and COO: Hi. As far as the pipeline in our future and what we feel is going to help grow the company long term. As you know, for the last six to nine months we’ve really focused on a new product pipeline. To help grow that we’ve come up with some new programs we have implemented not only on the plastic side with secondary ops, but also a new tubing process in our Nitinol business, which is going to give us a better, more superior product than we have right now. We hope it will be the leading edge in the industry. But over the last two years we’ve increased our capabilities and we’ve tried to be considerably more integrated to help serve our customers. And this brings more opportunities, more products and more programs that we have in our pipeline moving forward.

As we stated earlier, we have several new programs in both businesses, Nitinol and Polymer, that we are anticipating will help fuel this growth and help us primarily beginning in about the November/December timeframe as we move forward. So we continually work with our customers. We’ve got active programs. We follow-up. We have meetings with them. It is a continuous program as we monitor, develop and grow this business.

<Q>: Can you give us any insight if I was to compare the products in the pipeline today versus 12 months ago or 24 months ago. Can you put more quantitative measures around the comparative statement you just made?

Dean Tulumaris, President and COO: Sure. I would say two years ago we probably had a third of what we have right now in the pipeline. And also this year, compared to last year, we’ve probably doubled them. Now I will say that a lot of the pipeline is controlled by our customers, in regards to new designs, launches, feasibility, et cetera. But yes, it has gone up, I would say two x from 12 months ago.

<Q>: One final thing related to this and then I’ll be quiet, which is understanding that a lot of the launching and production is controlled by your customers –

As you’re now looking in the November/December time period. Can you give us some sense of the – I guess the timing — the aggregate timing risk, for lack of a better word, across whatever your expectations are because clearly, as you came up with it some things may happen earlier and later and you are not sure which ones. Do you think the risk of slippage between launch and revenue growth and production in one month, three months, one year is great? I mean, how do you think about that risk and how do you then manage accordingly?

Dean Tulumaris, President and COO: Well, I think the risk is dependent on the product and the customer and how they’re launching and getting approval through their certain agencies. One of the things that we’ve tried to mitigate the risk with is having more projects and working with different customers and different applications rather than concentrating on one application or one customer. So that has been our approach all along, especially for the last year, so that way we don’t have only this one project that we’re riding on. We have several products and that is how we are trying to mitigate risk at this point in time.

Robert Belcher, CEO: That’s a good point. I think one of the driving forces for doing the Putnam acquisition is to spread that risk among different material projects. The plastics business is almost entirely not an implantable business, therefore it has a different cycle of approvals. You can certainly do things faster. It’s a different material. As we look at doing acquisitions, one of the other potential values to that them is, again, just to spread the project risk over different types of products, different materials, whatever we can do.

<Q>: Thanks, guys. I appreciate it.

Robert Belcher, CEO: Thank you.

Operator: Ladies and gentlemen, as a reminder if you would like to ask a question you may do so by pressing * 1 on your telephone keypad.

<Q>: My question has been answered. Thank you.

Robert Belcher, CEO: Well, thank you, operator, and thank you, everyone. We look forward to speaking with you again at the end of our fiscal year when we report earnings, which I imagine will be sometime in August. If you have any comments or questions feel free to get in touch with any of us at any time. Thank you very much.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. And thank you for your participation.